EXHIBIT (a)(xxiv)

WILLIAM BLAIR FUNDS

Amendment to the Written Instrument Establishing and Designating

Shares of the William Blair Commodity Long/Short Strategy Fund

The undersigned, the Board of Trustees of the William Blair Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999 (the “Declaration of Trust”), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Written Instrument Establishing and Designating Shares of the William Blair Commodity Long/Short Strategy Fund dated July 26, 2011 (the “Written Instrument”) as follows:

WHEREAS, the Board of Trustees of the Trust, pursuant to Sections 6.2 and 6.3 of Article VI of the Declaration of Trust, executed the Written Instrument establishing and designating a new series of Interests of the Trust to be known as the “William Blair Commodity Long/Short Strategy Fund” (the “Series”); and

WHEREAS, a name change for the Fund has been recommended and the Board of Trustees has approved the name change for the Fund.

RESOLVED, that the Board of Trustees of the Trust hereby re-designates the Series to be known as the “William Blair Commodity Strategy Long/Short Fund.”

IN WITNESS WHEREOF, the undersigned have this 25th day of October, 2011 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Ann P. McDermott	/s/ Donald L. Seeley
Ann P. McDermott	Donald L. Seeley

/s/ Phillip O. Peterson	/s/ Michelle R. Seitz
Phillip O. Peterson	Michelle R. Seitz

/s/ Lisa A. Pollina	/s/ Thomas J. Skelly
Lisa A. Pollina	Thomas J. Skelly

/s/ Donald J. Reaves	/s/ Richard W. Smirl
Donald J. Reaves	Richard W. Smirl